Exhibit 99.1

Rank Group Acquires UCI International, Inc.

New York – Today, UCI International, Inc. ( “UCI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among UCI, Rank Group Limited (“Rank Group”), and a newly formed affiliate of Rank Group, which affiliate will be merged with and into UCI (the “Merger”), with UCI continuing as the surviving corporation and an affiliate of Rank Group.

Subject to the terms and conditions of the Merger Agreement, Rank Group or its affiliate will acquire all of the outstanding shares of capital stock and other equity interests in UCI for a payment of $375 million. In addition, the acquirer will assume the net indebtedness of UCI and its subsidiaries, estimated to be approximately $605 million. In connection with the closing of the Merger, if requested by Rank Group, UCI may issue a notice of redemption for the Floating Rate Senior PIK Notes of UCI Due 2013 (the “Floating Rate Notes”) in accordance with the terms of the Floating Rate Notes and Section 3.01 of the indenture for the Floating Rate Notes. The Merger Agreement does not include any post-closing indemnification obligations or any provision for adjusting the amount payable to stockholders (whether for working capital or otherwise). The Merger and the Merger Agreement have been approved by the Board of Directors of UCI and stockholders of UCI holding a majority of total shares entitled to vote by all holders of Common Stock of UCI.

The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants by UCI to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and consummation of the Merger. Consummation of the Merger is subject to satisfaction of customary closing conditions, including receipt of regulatory approvals. The Merger Agreement contains certain termination rights for both Rank Group and UCI. In the event of termination of the Merger Agreement under certain circumstances, Rank Group may be required to pay UCI a termination fee of $100 million.

The transaction is subject to certain regulatory approvals but is anticipated to close in Q1 2011.

About Rank Group

Rank Group is a New Zealand based private company which invests across a variety of industries and aims to build and grow leading global businesses, including Reynolds Group Holdings, one of the largest packaging companies in the world.

About UCI International, Inc.

UCI International, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.

Forward Looking Statements

All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2009 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.